May 15, 2017
Investor Contact: William Vens
investors@baldwinandlyons.com
317-429-2554

BALDWIN & LYONS, INC. ANNOUNCES APPOINTMENT OF JOHN NICHOLS AND JAMES PORCARI TO BOARD OF DIRECTORS
Carmel, Indiana (May 15, 2017)—Baldwin & Lyons, Inc. (NASDAQ: BWINA) (NASDAQ: BWINB) today announced the formal appointment of John Nichols and James Porcari to the company's Board of Directors, effective immediately.
"John and James each bring years of insurance industry expertise and leadership acumen to the table, which will help continue fueling our company's growth and success in the midst of our eighty-seventh year in business," said Steve Shapiro, Executive Chairman of the Board of Directors. "We are thrilled to welcome them to the Board and look forward to their valuable contributions to our company."
John "Jay" Nichols, 57, held the title of Chief Executive Officer at AXIS Re, a leading reinsurer to global property and casualty insurance companies, from 2012-2017. Prior to his tenure at AXIS Re, Nichols served as President of RenaissanceRe Ventures Ltd. from 2001-2010, where his role encompassed business development and management of joint ventures and venture capital businesses. Nichols has also held various leadership positions with Hartford Steam Boiler and Monarch Capital, and previously worked for the accounting firm Matson, Driscoll, and D'Amico. He also serves on the Board of Directors for Delaware North Companies. Nichols holds a B.S. in Business and Accounting from Babson College.
James "Jim" Porcari, 59, is the founder and managing partner of Insurance Resources International, LLC – a strategic consulting group for the property and casualty industry. Before founding IRI in 2010, Porcari was President of Personal Lines Claims for AIG (US) from 2002-2009. Prior to joining AIG, Porcari held various leadership positions with several insurers, including GMAC/Integon, USF&G, Transport Group and Progressive. Porcari is also on the Board of Directors for National Truck Protection, Collision Diagnostic Services, Livegenic and Homesite Insurance. Porcari holds a B.B.A. in Business from the University of Dayton, and an MBA from Southern Methodist University.

ABOUT BALDWIN & LYONS, INC.
Founded in 1930, Baldwin & Lyons, Inc. is a holding company for specialty property and casualty insurance subsidiaries. Through its subsidiaries, the company provides liability coverage for large and medium-sized trucking and public transportation fleets, as well as coverages for trucking industry independent contractors. In addition, the company offers coverage for small fleet trucking along with workers' compensation for small business and casualty reinsurance. Baldwin & Lyons is headquartered in Carmel, Indiana.

Media Contact:
Leila Palizi
lpalizi@baldwinandlyons.com
317-636-9800, ext. 4765